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                                  EXHIBIT - 11

                        COMPUTATION OF PER SHARE EARNINGS


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                         VIRAGEN, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

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

                                                                Three Months Ended                 Six Months Ended
                                                                   December 31,                       December 31,
                                                            ----------------------------      ---------------------------
                                                               1997             1996            1997             1996
                                                               ----             ----            ----             ----
BASIC AND DILUTED

Weighted average shares outstanding                          49,678,398       38,412,896       48,532,715      38,215,967
                                                            ===========      ===========      ===========     ===========

Net Loss                                                    $(1,911,658)     $(1,189,559)     $(3,772,546)    $(2,043,800)
     Deduct required dividends on convertible
     preferred stock, Series A                                      663              663            1,325           1,325
     Deduct required dividends on convertible
     preferred stock, Series B (restated for 1996)                    -        1,701,214                -       4,043,073
     Deduct required dividends on convertible
     preferred stock, Series C                                        -           82,216                           82,216
     Deduct required dividends on convertible
     preferred stock, Series D                                        -                -          169,221               -
     Deduct required dividends on convertible
     preferred stock, Series E                                        -                -           65,418               -
     Deduct required dividends on convertible
     preferred stock, Series F                                  141,459                -          191,903               -
     Deduct required dividends on redeemable
     preferred stock, Series G                                   50,811                            77,660               -
                                                            -----------      -----------      -----------     -----------

Loss attributable to common stock                           $(2,104,591)     $(2,973,652)     $(4,278,073)    $(6,170,414)
                                                            ===========      ===========      ===========     ===========

Basic and diluted loss per common share, after
     deduction for required dividends on
     convertible preferred stock                            $     (0.04)     $     (0.08)     $     (0.09)    $     (0.16)
                                                            ===========      ===========      ===========     ===========

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